UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 21, 2013

Date of Report (Date of earliest event reported)

ELITE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-15697	22-3542636
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

165 Ludlow Avenue, Northvale, New Jersey 07647

(Address of principal executive offices)

(201) 750-2646

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 21, 2013, Elite Laboratories, Inc. (“Elite”), a wholly-owned subsidiary of Elite Pharmaceuticals, Inc. (the “Company”) and the Company, entered into an unsecured convertible note (“Note”) with Jerry Treppel (“Treppel”), Elite’s Chairman of the Board, in the amount of $600,000 for the unpaid current principal amount owed pursuant to the Treppel Bridge Loan Agreement (“Treppel Credit Line”). The original Treppel Credit Line agreement was executed on June 12, 2012 and amended on December 5, 2012 and August 2, 2013.

The Note is interest free and due and payable on the third anniversary of its issuance. Subject to certain limitations, the principal amount of the Note is convertible at the option of Treppel on and after the first anniversary of the date of the Note into shares of the Company’s Common Stock at a rate of $0.099 (approximately 10,101 shares per $1,000 in principal amount), the closing market price of the Company’s Common Stock on the date that the Note was executed. The conversion rate is adjustable for customary corporate actions such as stock splits and, subject to certain exclusions, includes weighted average anti-dilution for common stock transactions at prices below the then applicable conversion rate.

The foregoing description of the Note is qualified in its entirety by reference to the full text of the Note, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such Note was made only for purposes of such Note and as of a specific date, was solely for the benefit of the parties to such Note, and may be subject to limitations agreed upon by the contracting parties.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	November 21, 2013 Unsecured Convertible Note from the Company to Jerry Treppel.
99.1	Press Release dated November 26, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 26, 2013

ELITE PHARMACEUTICALS, INC.

By:	/s/ Nasrat Hakim
Nasrat Hakim, President and CEO